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Exhibit 11.1

Corporate Express, Inc.
Statement Regarding Computation of Net Income Per Share

Primary Earnings Per Share

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

                                                           Year Ended              Year Ended                 Year Ended
                                                          March 1, 1997           March 2, 1996            February 28, 1995
                                                       -------------------   ---------------------    -----------------------
Pro forma income from continuing operations              $     40,281,000      $        6,365,000        $        15,510,000
Young Preferred stock dividend                                        --                      --                    (432,000)
                                                         ------------------    -------------------       --------------------
Income available to common shareholders                        40,281,000               6,365,000                 15,078,000
Discontinued operations                                               --               (1,225,000)                  (327,000)
Extraordinary item                                                    --                      --                     586,000
                                                         ------------------    -------------------       --------------------
Pro forma net income available to common shareholders          40,281,000               5,140,000                 15,337,000
                                                         ==================    ===================       ====================

Pro forma income (loss) per share:
        Continuing operations                            $           0.31      $             0.06        $              0.19
        Discontinued operations                                       --                    (0.01)                     (0.01)
        Extraordinary item                                            --                      --                        0.01
                                                         ------------------    -------------------       --------------------
Pro forma net income per share                           $           0.31      $             0.05        $              0.19
                                                         ==================    ===================       ====================

Weighted average shares outstanding                           121,900,500             104,162,000                 70,611,000

Common Stock Equivalents:
        Preferred stock                                               --                      --                   4,788,000
        Stock options and warrants                              8,128,500               6,246,000                  3,627,000
        Convertible notes                                             --  (a)                 -- (a)                     --

Items issued within one year of IPO: (b)
        Preferred stock                                               --                      --                     691,000
        Stock options and warrants                                    --                      --                     477,000
        Common stock                                                  --                      --                     799,000
                                                         ------------------    -------------------       --------------------

Total weighted average shares outstanding                     130,029,000             110,408,000                 80,993,000
                                                         ===================   ===================       ====================
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Fully Diluted Earnings Per Share

Fully diluted earnings per share differs from primary earnings per share by less than 3%.


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  (a)   Amounts are excluded from the calculation as they are anti-dilutive.

  (b) Amounts represent stock issued within one year of the initial filing of the registration statement in connection with the initial public offering at below the IPO price and are net of shares repurchased under the treasury stock method.